Exhibit 4.1

AMENDED AND RESTATED SUPPLEMENTAL INDENTURE
This Amended and Restated Supplemental Indenture (this “Restated Supplemental Indenture”) is dated as of May 8, 2017, by and among Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Novelion Therapeutics Inc. (f/k/a QLT Inc.), a British Columbia corporation (“Novelion”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”), and amends and restates in its entirety that certain Supplemental Indenture (the “Supplemental Indenture”), dated as of November 29, 2016, by and between the Company and the Trustee.
W I T N E S S E T H
WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of August 15, 2014 (the “Indenture”), by and between the Company and the Trustee, pursuant to which the Company issued its 2.00% Convertible Senior Notes due 2019 (the “Securities”), and to the Supplemental Indenture, providing for the change in the right to convert each $1,000 principal amount of Securities into an amount of Novelion common shares that a holder of a number of shares of Company common stock equal to the Conversion Rate effective as of immediately prior to the Merger (as defined below) was entitled to receive upon the Effective Time (as defined below);
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of June 14, 2016 (as amended and in effect on the date hereof, the “Merger Agreement”), by and among the Company, Novelion and Isotope Acquisition Corp., a Delaware corporation and an indirect wholly‑owned subsidiary of Novelion (“MergerCo”), MergerCo merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly‑owned subsidiary of Novelion (the “Merger”) (the time at which the Merger was effective on November 29, 2016, the “Effective Time”);
WHEREAS, pursuant to the Merger Agreement, each share of Company common stock was converted at the Effective Time into the right to receive 1.0256 common shares of Novelion;
WHEREAS, the Merger constituted a Merger Event, as defined in Section 4.07(a) of the Indenture;
WHEREAS, the Merger did not constitute a Fundamental Change, as defined in Section 1.01 of the Indenture;
WHEREAS, Section 4.07(a) of the Indenture provides that in connection with the Merger, Novelion shall execute with the Company and the Trustee a supplemental indenture permitted under Section 10.01(f) (as well as Section 10.01(g)) of the Indenture providing for the change in the right to convert each $1,000 principal amount of Securities into an amount of Novelion common shares that a holder of a number of shares of Company common stock equal to the Conversion Rate effective as of immediately prior to the Merger was entitled to receive upon the Effective Time, as adjusted to reflect a 1:5 consolidation of Novelion’s common shares effective December 16, 2016, notice of which was disseminated to Holders (the “Share Consolidation”);
WHEREAS, the Company desires that the Trustee join with it and Novelion in the execution and delivery of this Restated Supplemental Indenture and, in accordance with Sections 4.07, 10.01, 10.06, 11.02 and 11.04 of the Indenture, has delivered to the Trustee an Officers’ Certificate, an Opinion of Counsel and a copy of the resolution of the Company’s Board of Directors authorizing the execution of this Restated Supplemental Indenture in connection therewith and the Trustee shall be fully protected in reliance thereon; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Restated Supplemental Indenture have been complied with or have been done or performed by the parties.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of Holders as follows:
ARTICLE 1
Definitions
Section 1.01. Capitalized Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Indenture.
ARTICLE 2
Agreements of Parties
Section 2.01. Common Stock. The definition of “Common Stock” in the Indenture is amended and restated in its entirety as follows:
“Common Stock” means the common shares of Novelion, without par value, subject to Section 4.07.
Section 2.02. Daily VWAP. The definition of “Daily VWAP” in the Indenture is amended and restated in its entirety as follows:
“Daily VWAP” means, for each of the 40 consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NVLN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
Section 2.03. Ex-Dividend Date. The definition of “Ex-Dividend Date” in the Indenture is amended and restated in its entirety as follows:
“Ex-Dividend Date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from Novelion or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
Section 2.04. Novelion. The following definition is added to Section 1.01 of the Indenture:
“Novelion” means Novelion Therapeutics Inc.
Section 2.05. Conversion of Securities. In accordance with Section 4.07 of the Indenture, subject to each change in the Conversion Rate pursuant to, and in accordance with, Sections 4.04 and 4.05 of the Indenture, including the change resulting from the Share Consolidation, each $1,000 principal amount of Securities is convertible solely into 1.0256 shares of Common Stock multiplied by the Conversion Rate, which is the amount of Reference Property that a holder of a number of shares of Company common stock equal to the Conversion Rate effective as of immediately prior to the Merger would have owned or been entitled to receive upon the Effective Time; provided, however, for the avoidance of doubt, that (A) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Securities in accordance with Section 4.02 of the Indenture, and (B)(I) any amount payable in cash upon conversion of the

Securities in accordance with Section 4.02 of the Indenture shall continue to be payable in cash, (II) any shares of Company common stock that would have been required to be delivered upon conversion of the Securities in accordance with Section 4.02 of the Indenture shall instead be deliverable in Common Stock as set forth herein and (III) the Daily VWAP shall be calculated, as set forth herein, based on the market value of one share of Common Stock. The other provisions for settlement upon conversion set forth in Section 4.02 of the Indenture and the conditions specified in Section 4.01 of the Indenture continue to apply mutatis mutandis.
Section 2.06. Conversion. All references to “the Company” in Sections 4.05(a), 4.05(b), 4.05(c), 4.05(d), 4.05(e), 4.05(i), 4.05(l), 4.05(m), 4.07(a)(ii), 4.07(a)(iii), 4.07(c) and 4.09 of the Indenture are amended to reference Novelion rather than the Company, except that the final reference to the “the Company” in Section 4.05(c) is retained. References to “its” in Sections 4.07(a)(iii) and 4.09 are amended to reference Novelion. Section 4.05(g) of the Indenture is amended and restated in its entirety as follows: “Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. In addition, the Company shall not adjust the Conversion Rate for guarantees issued in respect of any of its or Novelion’s outstanding securities.”
ARTICLE 3
Miscellaneous Provisions
Section 3.01. Effectiveness; Construction. This Restated Supplemental Indenture is effective from and after the Effective Time and the Indenture is supplemented in accordance herewith. This Restated Supplemental Indenture forms a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Restated Supplemental Indenture shall henceforth be read and construed together.

Section 3.02. Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Indenture remain in full force and effect.
Section 3.03. The Trustee. The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in this Restated Supplemental Indenture, but may accept as conclusive evidence of the correctness hereof, and shall be fully protected in relying upon, the Officers’ Certificate and Opinion of Counsel with respect hereto delivered to the Trustee in connection with the execution hereof. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, disclaimers, immunities, indemnity, powers and duties of the Trustee shall be applicable in respect of this Restated Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.
Section 3.04. Separability. In case any provision of this Restated Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.05. Governing Law; Jurisdiction; Waiver of Jury Trial. THIS RESTATED SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS RESTATED SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Each of the Company and Novelion irrevocably consents and agrees, for the benefit of Holders from time to time and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Restated Supplemental Indenture may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Securities have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

Each of the Company and Novelion irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Restated Supplemental Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS RESTATED SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.06. Multiple Counterparts. The parties may sign multiple counterparts of this Restated Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.
Section 3.07. Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Restated Supplemental Indenture to be duly executed, all as of the date first above written.
AEGERION PHARMACEUTICALS, INC.
By:     /s/ Barbara Chan
Name: Barbara Chan
Title: President and Chief Accounting Officer
NOVELION THERAPEUTICS INC.
By:     /s/ Gregory D. Perry
Name: Gregory D. Perry
Title: Chief Financial and     Administrative Officer

IN WITNESS WHEREOF, the parties hereto have caused this Restated Supplemental Indenture to be duly executed, all as of the date first above written.
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:     /s/ Julie Hoffman-Ramos
Name: Julie Hoffman-Ramos
Title: Vice President